Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Sara Brennan

Phillips Edison NTR

Tel: 801-983-6305

Email: sbrennan@phillipsedison.com

PHILLIPS EDISON - ARC SHOPPING CENTER REIT ACQUIRES

LAKESIDE PLAZA AND SNOW VIEW SHOPPING CENTERS

CINCINNATI, OHIO, December 20, 2010 – Phillips Edison - ARC Shopping Center REIT, Inc. (“Phillips Edison-ARC”) acquired Lakeside Plaza Shopping Center and Snow View Plaza Shopping Center on December 10, 2010, and December 15, 2010, respectively. Lakeside and Snow View Plaza are Phillips Edison-ARC’s first acquisitions in its portfolio. Phillips Edison - ARC focuses on acquiring core and core plus, grocery-anchored, assets in growth markets across America.

Lakeside Plaza is an 82,033-square-foot shopping center located in Salem, Virginia anchored by Kroger and CVS Pharmacy. Snow View Plaza Shopping Center is a 100,460 square-foot shopping center located in Parma, Ohio, a well-established Cleveland suburb. Snow View is anchored by Giant Eagle.

“The acquisitions of Lakeside Plaza and Snow View Plaza are consistent with our strategic plan to purchase community and neighborhood shopping centers that are anchored by the dominant grocery in the trade area. Lakeside Plaza is anchored by Kroger which has operated at this location for over 12 years and continues to increase its sales and market share. Snow View Plaza is anchored by a high-volume Giant Eagle, the leading grocer in Cleveland. We believe our focused leasing and merchandising plans will help to create additional energy and value for our investors.” said Mark Addy, Chief Operating Officer of Phillips Edison-ARC.

“Located at a major intersection with a dominant grocer in the market, Lakeside Plaza is a great fit for our new fund,” added Dave Wik, Director of Acquisitions for Phillips Edison’s Southwest Region. Derk Taylor, Director of Acquisitions for Phillips Edison’s Midwest Region, similarly remarked, “Snow View fits well with the strategy of our new fund, as it is an infill center in a densely populated area, anchored by the dominant grocer in the region.”

Phillips Edison - ARC is a public non-traded REIT that has commenced its initial public offering of up to 150,000,000 shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1,500,000,000. The Company intends to use the proceeds from the offering to acquire necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery -anchored shopping centers that are well occupied at the time of purchase.

Phillips Edison - ARC is co-sponsored by Philips Edison Limited Partnership and American Realty Capital. Phillips Edison is an operating retail real estate company which currently owns and operates approximately 26 million square feet of shopping centers in 35 states. American Realty Capital II, LLC is a real estate investment firm.

Phillips Edison-ARC is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, member FINRA, SIPC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective. The offering will be made only by means of a prospectus. Copies of the prospectus for the offering may be obtained by contacting: Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel:1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders. No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis. These are speculative securities and as such involve a high degree of risk. There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager. There is no assurance that the value of the real estate will be sufficient to return any portion of investors’ original capital. Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

For more information about Phillips Edison-ARC, go to www.phillipsedison-arc.com.

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